Exhibit (j)(i)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Spirit of America Investment Fund, Inc. and to the use of our report dated November 26, 2003 on the 2003 financial statements and financial highlights of the Spirit of America Real Estate Fund and Spirit of America Value Fund. Such financial statements and financial highlights are incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania

February 25, 2004